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CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS
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CONSOLIDATED

Six Months Ended June 30, 1995
----------------------------------------
(in thousands)
1.  Income from continuing operations
     before extraordinary items and
     income taxes...................................      $286,926
                                                          ========
2.  Fixed charges of continuing operations:

    A. Interest expense (excluding interest
       on deposits), amortization of
       debt issuance costs and one-third of
       rental expenses, net of income
       from subleases...............................      $129,311
    B. Interest on deposits.........................       265,546
                                                          --------
    C. Total fixed charges (line 2A + line 2B)......      $394,857
                                                          ========

3.  Income from continuing operations
    before extraordinary items and
    income taxes, plus total fixed
    charges of continuing operations:

    A. Excluding interest on........................      $416,237
       deposits (line 1 + line 2A)..................      ========
    B. Including interest on
       deposits (line 1 + line 2C)..................      $681,783
                                                          ========
4.  Ratio of earnings (as defined) to
    fixed charges:

    A. Excluding interest on
       deposits (line 3A/line 2A)...................          3.22x
    B. Including interest on
       deposits (line 3B/line 2C)...................          1.73x

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